Exhibit 10.8

Bosch and Siemens Home Appliances (China) Co., Ltd.

Sales Contract for Household Appliances in 2025

Sales Contract for Home Appliances of Boxi Home Appliances (China) Co., Ltd. for the Year 2025

This contract is signed by the following two parties:

Party A: Boxi Home Appliances (China) Co., Ltd., a limited liability company lawfully established and existing under the laws of the People's Republic of China, with its registered address at Building 3, No. 18, Qingjiang South Road, Gulou District, Nanjing City, Jiangsu Province, 210019.

Party B: Dongying Borui Da Trading Co., Ltd, a limited liability company established and existing in accordance with the laws of the People's Republic of China, with its registered address at and postal code.

Party A and Party B may hereinafter be referred to individually as "a Party" or collectively as "the Parties".

Whereas:

Party A is a sales enterprise of household appliances ("home appliances") and is engaged in the sales activities of various types of home appliances.

Party B is engaged in the distribution business of household appliances, possesses the legal qualifications, licenses and permits required for the sale of household appliances, and intends to purchase the household appliances of Party A for sale.

Party A and Party B agree that Party B has the right to sell household appliances in accordance with the terms of this contract.

After friendly consultation, both parties have reached the following consensus:

I. Definitions

In this contract, the following terms shall have the following meanings within the scope where they do not conflict with the context:

1.1 "Contract" means this contract (including the main body of the contract and any and all attachments thereto) and any and all modifications and supplements thereto made by the parties in writing.

1.2 "Working day" refers to any date in the People's Republic of China other than Saturdays, Sundays and public holidays (in case of adjustment of public holidays as announced by the state, the published holiday arrangements shall prevail). Unless otherwise specified in this contract as a working day, the terms "day", "month" and "year" as used herein refer to calendar days, months and years.

1.3 "Related Party" refers to any holding company, subsidiary, affiliate or associated company of a party to this contract.

1.4 "Confidential Information" includes all oral, written and/or tangible information, including product and business information invented or disclosed by one party (in either case, such party is the "Disclosing Party") to the other party (the "Receiving Party"). Such information is regarded by the Disclosing Party as secret, private and/or not generally known to the public, including but not limited to information related in whole or in part to current or future products, services, business plans and strategies, marketing concepts, especially information concerning unreleased products and services, current and future product/service plans, pricing, sales estimates, financial data, product improvement information, customer information (including customer applications and environments), market testing information or other technical and business information.

1.5 "Effective Date" means the date on which the authorized representatives of both parties sign this contract and affix their official seals or contract seals.

1.6 "Product" refers to the household appliances listed in Appendix Five of this contract, except where otherwise specified by Party A.

1.7 "Contract Term", including the main term and the extension period, where: (1) "Main Term" refers to the period from the effective date to December 31 of the current year or the term explicitly agreed upon in the contract; (2) "Extension Period" means that if, before the expiration of the main term, neither party has given written notice to the other party explicitly stating that it will not enter into a new contract for the sale of home appliances ("New Contract"), and if the parties fail to reach a new contract to replace this contract regarding the sales of the products stipulated herein, the term of this contract shall be extended until the date when the parties enter into a new contract for such sales (for details, see Article 3 of this contract).

1.8 "Invoice" refers to the value-added tax invoice issued by Party A for the payment made by Party B under this contract.

II. Objectives and Intentions

2.1 This contract is intended to describe the terms and conditions agreed upon by both parties, and in accordance with which both parties shall perform their respective obligations under this contract.

2.2 Party B guarantees that it will sign all documents, undertake all necessary activities or transactions or take emergency measures to ensure the completeness and validity of the terms of this contract, and Party B further agrees to cooperate to achieve the spirit, goals and interests as described in the following provisions of this contract.

III. Term of the Contract

3.1 The main term of the contract shall commence from the effective date and end on December 31 of the year of this contract, unless otherwise expressly agreed by both parties or this contract is terminated prematurely. Before the expiration of the main term of the contract, both parties shall negotiate and sign a new contract regarding the sales of the products stipulated herein.

3.2 Unless one party gives the other party a written notice explicitly stating that it will not enter into a new contract, if the parties fail to enter into a new contract before the expiration of the main term of this contract, they shall negotiate and enter into a new contract regarding the sale of the products stipulated herein during the extension period. Unless otherwise agreed in writing by both parties, the extension period shall not exceed five (5) months. If the parties fail to enter into a new contract regarding the matters stipulated herein within five (5) months from the expiration date of the main term of this contract, this contract shall terminate upon the expiration of the aforementioned extension period.

3.3 If Party B continues to purchase and sell Party A's products during the extension period, this contract shall apply to the product purchase and sale activities between the two parties during the extension period. After the new contract takes effect, the policies related to Party B's purchase of products during the extension period shall be subject to the provisions of the new contract. If the two parties fail to sign a new contract during the extension period, Party B shall not be entitled to any business policies (except for the discounts stipulated in Appendix VI) for the amount of payment made for purchasing products during the extension period. For special circumstances such as signing a new contract or changing product categories after the expiration of the extension period, the two parties shall make separate agreements.

IV. Qualifications of Party B

4.1 Party B shall possess the legal qualifications and relevant certification documents necessary for continuous operation and performance of this contract.

Within three (3) working days from the effective date of this contract, Party B shall provide Party A with a copy of its business license bearing its official seal (with the business scope including the operation of home appliances) and a copy of its bank account information. Party B guarantees that the above-mentioned certificates and licenses will remain valid throughout the term of this contract. In the event of any change, Party B shall, within three (3) working days, provide Party A with the documents issued by the relevant government authorities approving such change and a copy of the updated certificates and licenses bearing the official seal of Party B.

V. Products

During the term of the contract, Party A may increase or decrease the products listed in Appendix Five, subject to prior written notice.

VI. Product Supply Price

6.1 Party A shall sell the products to Party B at the product supply prices listed in Appendix Five ("Product Supply Price"). Party B shall not in any way request Party A to impose restrictions on the Product Supply Price or to ensure the profit or profit percentage that Party B can obtain from selling Party A's products.

During the term of the contract, Party A may adjust the supply prices of the products listed in Appendix Five. The specific details and effective date shall be subject to prior written notice. Orders that have been issued and fully paid by Party B before the effective date of the adjustment shall still be subject to the original supply prices.

During the term of the contract, if the supply price of the products is adjusted due to market changes, promotional activities or any other reasons, Party A shall not be required to pay any compensation to Party B for such price adjustments (including but not limited to the difference based on the supply price at the time of sale to Party B and the adjusted supply price thereafter).

The difference in the supply price shall be compensated to Party B.

6.4 The suggested retail/transfer price proposed by Party A is for reference only and has no binding force on either party. Party A neither determines nor influences the retail/transfer price, and does not offer any rewards or penalties for compliance with or violation of any suggested retail/transfer price.

VII. Product Ordering

During the term of the contract, Party B shall, based on market demand, regularly place orders for products with Party A in writing (including but not limited to email, EDI electronic data interchange system and Party A's online ordering system), and specify the name, model, quantity and other details of the products ordered in the order. Party A has the right to request Party B to truthfully provide relevant information of the buyer, including but not limited to the buyer's name, contact number, and delivery address. If personal information is involved, Party B shall collect and process such information in accordance with applicable personal information protection laws and regulations, including informing consumers of the purpose of information use, obtaining their consent, and transmitting the information in a secure manner.

After receiving the order from Party B, Party A shall confirm in writing whether it accepts the order (the final confirmation shall be based on the issuance of the "Outbound Order" by Party A). Party A is only obligated to deliver the goods as per the order after the order from Party B has been confirmed and accepted by Party A. The written confirmation may be made through various means including but not limited to emails sent from Party A's company email (with the domain name BSHG.COM), EDI electronic data interchange system, and Party A's online ordering system.

7.3 If Party B fails to pay or fully pay for the goods purchased in the order or otherwise violates this contract (including incorrect application of the order type), Party A has the right to refuse to accept Party B's order; if the order has been confirmed and accepted, Party A has the right to refuse to deliver the goods or Party B's pick-up.

VIII. Payment

8.1 Party B shall pay the purchase price for the products ordered under each order to Party A in accordance with the provisions of Appendix VI of this Contract (including the payment period, payment method and Party A's account information) ("Purchase Price").

8.2 Unless otherwise agreed in writing by both parties, the payment of the purchase price by Party B is one of the prerequisite conditions for Party A to accept Party B's order.

8.3 After the designated recipient of Party B confirms the receipt of goods (such as by scanning the code for warehousing through Party A's system or signing the warehousing form, etc.), Party A shall issue an invoice and mail it to the communication address of Party B as stipulated in this contract. In case the issued invoice is lost, Party A shall provide a copy of the corresponding invoice accounting copy with the invoice-specific seal affixed, which shall serve as the deduction voucher for Party B's value-added tax input tax.

8.4 Party A shall provide Party B with an invoice and a monthly confirmation letter for payment receipts ("Confirmation Letter") for Party B's confirmation. Party B shall confirm or raise any objection within ten (10) working days from the date of receipt of such Confirmation Letter. If Party B fails to confirm or raise any objection within the aforesaid period, it shall be deemed that Party B has confirmed such Confirmation Letter.

8.5 If either party has any objection to the accounts or statements related to the purchase of the products under this contract, both parties shall resolve such objections through consultation. And before all such objections are resolved, Party A shall not pay any business policies to Party B for the rebate period to which such objections pertain.

IX. Product Delivery and Acceptance

9.1 Party A is responsible for delivering the products to the location designated by Party B and bearing the corresponding freight and insurance costs. In this case, the designated recipient of Party B is responsible for receiving the goods.

9.2 Notwithstanding the above agreement, Party B may, upon presentation of the vouchers issued by Party A, collect the goods at the location designated by Party A. The goods shall be deemed to have been received by Party B when Party A loads the goods onto the vehicle arranged by Party B or assisted by Party A, and Party A shall not be liable for any expenses in this regard.

9.3 Unless otherwise agreed by both parties, the ownership and risk of the products shall be transferred to Party B from the date of confirmation of receipt of the products in accordance with the provisions of Article 8.3 and 9.2 of this contract.

9.4 Before the designated recipient of Party B confirms the receipt of the goods, they shall immediately inspect the outer packaging of the products on site and verify the quantity and model of the products ("Product Inspection"). If unpacking for inspection is required, it shall be agreed upon separately by both parties.

9.5 If the consignee of Party B discovers any defects in the outer packaging of the products (such as damaged outer packaging), shortage of product quantity, or mismatch of product models during the inspection process, Party B shall immediately note such issues on the delivery receipt upon receiving the products and return the products to Party A by way of rejection. Only when and to the extent that such issues are entirely caused by reasons prior to the delivery of the products or by Party A's loading and unloading, shall Party A replace the products and bear the relevant replacement costs. However, Party A shall not be held responsible for any of the above issues caused by Party B or its consignee.

Upon completion of the product inspection, the consignee of Party B shall sign the warehouse receipt on the spot. If Party B notifies Party A of any product issues in accordance with the provisions of Article 9.5, the delivery and acceptance of the replacement products shall still be subject to the provisions of this article.

X. Product Sales

10.1 When Party B sells the products of Party A, it shall undertake the following responsibilities and obligations:

1) Party B shall make its best efforts to sell the products and maintain good business relations with existing and potential customers;

2) Party B shall ensure that its display of the products is in line with the high-end image of the products as required by Party A.

3) Party B shall provide all necessary assistance to Party A for its market development and marketing activities.

4) Party B shall maintain a qualified, well-trained, skilled and dedicated sales team (including but not limited to promoters and their managers) to sell the products. Therefore, Party B must hire and retain a sufficient number of qualified and dedicated sales personnel, and provide them with advanced training to familiarize them with the products.

5) During the cooperation period of both parties, the store management and related matters shall be based on the store information in Party A's system (including but not limited to the store list).

6) Party B shall ensure that the distributors (outlets) responsible for selling Party A's products have the relevant legal qualifications for selling such products and shall maintain such qualifications throughout the term of the contract; and

7) Party B shall issue invoices and other purchase vouchers to consumers in accordance with the law to facilitate Party A's provision of after-sales services. Party B agrees and undertakes to retain complete, detailed and accurate transaction, remittance and supply records under this contract during the contract period and provide such records to Party A upon Party A's request.

10.2 During the term of this contract, if both parties carry out any product promotion activities, they may sign a separate promotion cooperation agreement for such activities. If the rebate method for promotion cooperation is adopted, both parties shall follow the provisions of Appendix 4 of this contract.

10.3 Party A has the right to decide whether to set up product display stands at Party B's premises or those of its distributors (outlets). For any product display stands set up by Party A at Party B's premises, Party A shall have full ownership, usage rights and disposal rights. Without the prior written consent of Party A, Party B or its distributors (outlets) shall not, and shall not allow any third party to use, move, alter, damage or discard any part of the product display stands set up by Party A (including but not limited to the display cabinets and the light boxes, platforms, etc. therein). If Party B or its distributors (outlets) violate this provision and cause any loss to Party A (including but not limited to damage to the display stands set up by Party A), Party B shall compensate Party A (Party A may directly deduct the full amount from the business policies that Party B is entitled to under this contract).

10.4 Party A has the right to conduct a comprehensive assessment of Party B during the cooperation period and unilaterally adjust the commercial terms based on the assessment results without bearing any liability for breach of contract.

XI. Commercial Terms

Subject to the terms and conditions set forth in Appendix 6 (and its related supplementary agreements).

XII. Intellectual Property Rights

12.1 The trademarks, service marks, trade names, patents, copyrights or logos of SIEMENS (hereinafter referred to as "Intellectual Property") used by Party A are the private property of SIEMENS AG (Siemens AG, Germany). Party B has no rights, title or interest in the Intellectual Property of SIEMENS AG. Party A is authorized to use the trademarks of SIEMENS and Bosch.

12.2 With the prior written authorization of Party A, Party B may use such intellectual property rights within the scope of the authorization. The scope of the authorization shall be determined by Party A, especially in accordance with the "Siemens Home Appliances Brand Communication Guidelines" / "Bosch Home Appliances Brand Communication Guidelines" provided by Party A to Party B. Party B shall always comply with the "Siemens Home Appliances Brand Communication Guidelines" / "Bosch Home Appliances Brand Communication Guidelines", which may be updated from time to time. Party A has the ultimate control over the standards and norms on which Party B's use of intellectual property rights is based. All rights, titles and interests in the intellectual property rights used under authorization belong to Party A or its affiliates. Party B shall not register or obtain rights for the intellectual property rights of Party A or its affiliates in any region.

12.3 Party B shall not operate any household appliances that infringe upon the intellectual property rights (including but not limited to patent rights, trademark rights, and trade secrets) of Party A or its affiliates, or any counterfeit products of Party A.

12.4 If Party B discovers any unauthorized use of Party A's or its affiliates' intellectual property rights or any infringement of Party A's or its affiliates' intellectual property rights, Party B shall immediately notify Party A.

If Party B fails to comply with the provisions of this paragraph, Party A shall have the right to immediately terminate the contract without liability.

XIII. Product Returns

13.1 If there are any quality objections to the products sold by Party A to Party B under this contract, Party B shall immediately notify Party A and provide a written description of the types, models, quantities, unique product codes of the products with quality objections ("objectionable products") and a list of corresponding faults ("return inspection application"). Party A only accepts returns of products sold by Party A to Party B and does not accept returns of products provided to Party B by any third party in any form.

13.2 For the disputed products that have already been delivered to consumers, Party A will arrange relevant inspection personnel to go to the storage location of the problem products for inspection within a reasonable period after receiving the return inspection application from Party B or the repair notice from the consumer, and issue a "Service Inspection Report". Party B shall strictly provide after-sales services such as return and exchange to consumers in accordance with relevant national regulations such as the "Three Guarantees". Party A has the right to only accept returns and exchanges from consumers that comply with the "Three Guarantees" regulations. The disputed products received by Party B shall be returned to the warehouse of Party B located within the service network coverage area of Party A. Party B shall indicate the reason for the return of the machine and provide the "Service Inspection Report" provided by Party A to the consumer for reference in Party A's subsequent inspection.

13.3 For the disputed products stored in or returned to the warehouse of Party B, Party A will arrange relevant inspectors to go to the storage location of the disputed products within a reasonable period after receiving the return inspection application from Party B to inspect the disputed products and verify whether there are indeed quality issues. If it is true, the inspectors of Party A will issue a "Settling Machine Condition Report" ("Settling Machine Report"). For the disputed products that do not provide complete information as required by Clause 13.1 and the disputed machines under Clause 13.2, if Party B fails to provide the "Inspection Service Report", Party A has the right to refuse to inspect and not issue the "Settling Machine Report".

13.4 Where the quality issues are confirmed by the inspection personnel of Party A and such quality issues are caused by Party A, both parties shall sign the "Return Confirmation Form" based on the "Settling Machine Report" or the "Appraisal Service Report". Except for the machines directly returned by consumers to Party A, there must be a "Settling Machine Report".

13.5 Both Party A and Party B shall sign the "Return Agreement" (template attached as Appendix 1 to this contract) based on the "Return Confirmation Form", which shall serve as the basis for issuing return invoices. In such cases, the invoices shall be handled in the following manner:

1) If the invoice issued by Party A for the sale of products is a VAT ordinary invoice, after Party B returns the original invoice, Party A will issue a red invoice with the same amount as the original invoice to Party B, and then issue a VAT ordinary invoice to Party B for the net amount after deducting the amount of the returned goods. In special circumstances, if Party B is unable to return the original invoice, Party A will require Party B to provide the materials stipulated by the tax authority, and then issue a red invoice with the same amount as the original invoice to Party B, and then issue a VAT ordinary invoice to Party B for the net amount after deducting the amount of the returned goods. The materials required by the tax authority include but are not limited to:

A statement issued by Party B indicating that the original invoice cannot be returned, and it should be stamped with the official seal of Party B.

b. The return goods agreement signed by both parties; and

Other materials required by other tax authorities.

If the invoice issued by Party A for the sale of products is a special VAT invoice, Party A will issue a red special VAT invoice to Party B based on the "Information Form for Issuing Red Special VAT Invoices" provided by Party B in the corresponding amount.

13.6 For the disputed products that have not yet been delivered to consumers, when applying for a return, the entire machine and its accessories should retain the original factory packaging, remain in the original condition at the time of sale, and have no man-made damage. For the disputed products that have already been delivered to consumers, when applying for a return, the entire machine and its accessories should be packaged in a manner suitable for logistics transportation and have no man-made damage; otherwise, Party A has the right to refuse the return.

13.7 Except when the product is indeed of poor quality and the problem is verified by the inspection personnel of Party A to be the responsibility of Party A, Party A will not accept any other reasons for return from Party B (including but not limited to the model being unpopular).

13.8 For any quality objections raised by consumers regarding the products to Party B, Party B shall inform the consumers that they can contact Party A's after-sales service for an initial inspection of the product and provide necessary assistance. Party A shall offer repair or appraisal services to the consumers.

13.9 Party B's warehouse shall provide Party A's inspection personnel with the necessary convenience conditions for their work, such as providing the required working space and water and electricity for testing, as well as assisting with the handling of materials. Under the above circumstances, Party B shall be responsible for on-site management and safe construction operations. If any personal or property damage occurs to Party B, Party B's employees, Party A, Party A's employees or any other third party, Party B shall bear full liability for compensation.

13.10 Regardless of the reason for termination of this contract, Party A will only accept the return application from Party B within one year from the date of contract termination as stipulated above. If the amount of settled rebates or other fees changes due to returns, Party A has the right to request Party B to return the corresponding amount or make additional payment.

XIV. After-sales Service for Products

14.1 Party A shall provide corresponding services in the regions covered by its service network in accordance with the unified after-sales policy of the brand.

14.2 For distributors (outlets) of Party B that are not within the coverage area of Party A's service network, upon prior written consent of Party A and the signing of an installation and after-sales service entrustment agreement ("Entrustment Agreement"), Party B may engage in the installation and after-sales service of Party A's products. However, Party B shall ensure that it and its installation and after-sales service personnel possess the legal qualifications and licenses (if required by relevant laws) for such work during the term of the Entrustment Agreement. Party B shall not charge consumers any fees for the installation and after-sales services provided under the Entrustment Agreement. The installation and after-sales service personnel of Party B shall receive training on product installation and after-sales service from Party A before providing services, and Party B and its installation and after-sales service personnel shall not engage in the installation and after-sales service of Party A's related products before the completion of the training.

XV. Representations and Warranties

15.1 Each party makes the following representations and warranties on the effective date of this contract:

It is a company established and validly existing in accordance with relevant laws, and its business operations comply with legal provisions.

2) It has the right to enter into and perform the obligations under this contract.

3) Its representative who signs this contract has been fully and lawfully authorized;

4) The execution of this Contract and the performance of any obligations hereunder and the completion of any transactions contemplated herein do not violate the terms, conditions or provisions contained in the following documents:

a. Any current laws, rules or regulations applicable to it or its assets;

b. Any judgment, order, writ, injunction, decree or ruling of any government authority applicable to it or its assets; and:

c. Its articles of association, certificate of incorporation, internal regulations and other documents related to the establishment or governance of the company that bind it as a party or its assets.

15.2 As of the effective date of this contract, Party B makes the following representations and warranties:

Party B possesses the qualifications and relevant documents necessary for the sale of the products stipulated in this contract, including the qualifications as specified in Article 5 of this contract.

2) Party B has no pending litigation, arbitration or other proceedings that have not been initiated and that would materially affect the operation and arrangement stipulated in this contract.

3) Party B shall strictly abide by Appendix 3.

15.3 Each representation and warranty is deemed to be a separate representation, warranty, undertaking or commitment, and is not limited by any other representation or warranty provision or any other provision of this contract. Each representation and warranty shall remain in effect throughout the term of this contract.

Article 16. Liability for Breach of Contract and Compensation

16.1 If either party fails to perform any part or all of its obligations under this contract, or if any of its warranties or commitments made herein are proved to be untrue or incorrect, such party shall be deemed in breach of contract and shall be liable for the damages and losses thereby caused to the other party. To the fullest extent permitted by law, regardless of any contrary agreement, the total liability of Party A under this contract shall not exceed the total amount of product payment made by Party B to Party A in the previous one (1) month under this contract (calculated based on the average payment of the previous 12 months of the previous year), regardless of whether such liability arises from contract, warranty, equity or law, or for any loss, damage or expense resulting from the performance of this contract. Under no circumstances shall Party A be liable for any loss related to (whether directly or indirectly) profits, use, production, corruption, data destruction, or any indirect, special or consequential loss or damage.

16.2 To the fullest extent permitted by law, unless otherwise agreed in writing by Party A, Party A shall not be liable for any contract, warranty or other agreement (whether written or oral) entered into by Party B with any third party (including but not limited to distributors, customers and consumers).

16.3 Party B shall indemnify and hold harmless Party A and its affiliates, employees, agents, etc. from and against any action, lawsuit, proceeding, claim, demand, cost (including attorneys' fees), liability, penalty or loss arising from the following causes:

1) Party B failed to provide any guidance, instructions or warnings regarding the products to the customers or consumers.

2. Claims made by third parties (including the employees of Party B) against Party A or its employees or affiliates directly or indirectly resulting from the negligence or intentional misconduct of Party B;

3) The negligence or intentional misconduct of Party B (including its employees); and

4) Party B has violated the provisions of this contract.

XVII. Termination of the Agreement

17.1 If any of the following circumstances occur during the term of this contract, either party may notify the other party in writing to immediately terminate this contract:

1) If the other party fails to substantially comply with and perform any commitment, provision or obligation under this contract, or substantially violates any term, condition or provision that it is required to comply with and perform under this contract, and such failure or violation remains uncorrected within thirty (30) days after the non-breaching party has given written notice to the breaching party;

2) The representations or warranties made by the other party are proved to be materially incorrect or are likely to be materially incorrect;

3) The other party voluntarily suspends business or ceases operations due to legal reasons; or

4) The other party becomes bankrupt or is unable to pay its debts as they fall due, or enters into liquidation proceedings or is taken over by another party, or reaches a settlement agreement or debt restructuring agreement with its creditors.

17.2 Except for the circumstances stipulated above, if any of the following circumstances occur during the term of the contract, Party B shall immediately notify Party A in writing, and Party A shall have the right to notify Party B in writing to immediately terminate this contract without incurring any liability:

1) Party B fails to purchase products from Party A or pay the purchase price to Party A for three consecutive months.

2) Party B has lost the relevant qualifications for performing this contract, or the licenses required for the performance of this contract have expired and may not be extended or re-applied for.

3) Any changes occur in Party B's equity structure or main management personnel; or

4) Other circumstances that may cause Party B to lose or substantially affect Party B's qualifications or capabilities to perform this contract.

17.3 Party A has the right to terminate this contract and the related annexes and supplementary agreements upon giving a written notice three months in advance, without bearing any responsibility. Where a shorter notice period is stipulated in the related annexes or supplementary agreements, the shorter period shall prevail.

17.4 In the event of termination of this contract, the authorization granted by Party A to Party B regarding intellectual property rights shall automatically terminate. Party B shall immediately cease the use of the relevant intellectual property rights. If Party B delays or refuses to fulfill this obligation, Party A shall have the right to take any effective measures to protect its intellectual property rights, including legal actions, and Party B shall be liable for all losses suffered by Party A due to its violation of this provision and the expenses incurred by Party A for the protection of its intellectual property rights (including legal fees).

17.5 In the event of termination of this contract, Party A may immediately issue a written notice to Party B or any third party that Party A deems necessary and publish advertisements or announcements in professional newspapers, industry conferences or other media, declaring that Party B has no further relationship with Party A or the products.

17.6 The termination of this Contract shall not relieve either party of its obligations at the time of termination or in the future. All amounts payable by Party B but unpaid under this Contract or in connection with the sale of the Products shall be paid within seven (7) days after the termination of this Contract in accordance with the payment method stipulated in Appendix 6 or by such other method as agreed by Party A.

17.7 If this contract is lawfully and contractually terminated, unless Party A explicitly accepts or continues to perform in writing, all orders issued by Party B to Party A (regardless of whether Party A has accepted them) shall be deemed immediately cancelled or terminated. Neither party shall be liable to the other for the cancellation or termination of the aforementioned orders.

17.8 In the event of termination of this contract, Party B shall immediately return to Party A all data, specifications, designs, drawings, descriptions, promotional materials and other relevant documents related to Party A's products that it has received, or destroy them completely as instructed by Party A.

17.9 Unless otherwise agreed, Party A shall not be liable for any disputes or controversies between Party B and any third party arising from the termination of this contract.

17.10 Unless otherwise agreed, the provisions on intellectual property rights, liability for breach of contract and compensation, dispute resolution, confidentiality and compliance shall remain in effect after the expiration or termination of this contract.

XVII. Others

18.1 Dispute Resolution

Any dispute arising from or in connection with this contract shall be settled through friendly consultation based on the principles of good faith and fair dealing. If no settlement can be reached through consultation, either party may submit the dispute to the court where Party A is located for resolution.

18.2 Notification

All notices or other communications required or permitted under this contract shall be in writing and shall be sent by email, fax or express mail to the following address:

Party A:

Correspondence Address:

No. 3 Building, 18 Qingjiang South Road, Gulou District, Nanjing City, Jiangsu Province. Tel: 025-84701918

Email: *

Party B:

Correspondence Address: *

Contact number: *

Email: *

If either party changes the above address-related information, it shall notify the other party in writing in advance before the change.

The time of service of any notice or other communication shall be determined in accordance with the following, unless there is evidence to the contrary that such notice or communication was received at an earlier time:

If sent by email, it shall be twelve (12) hours after the email is sent; or b, if sent by express mail, it shall be the third (3) working day after posting.

18.3 Severability

The provisions of this contract are severable. If any provision is found by both parties to be invalid or unenforceable or is so determined by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision, unless it undermines the foundation of this contract or fundamentally affects the performance of this contract. If the invalid or unenforceable provision is fundamental to the arrangement between the parties, in such a case, the parties may mutually agree to terminate this contract or amend it.

18.4 Non-Partnership or Agency Relationship

The relationship formed by both parties based on this contract shall not constitute any agency or partnership. Unless otherwise agreed in writing by both parties, neither party shall be regarded as the agent or partner of the other party, and shall not be authorized to act or conduct business on behalf of or in the name of the other party.

18.5 Abstention

Unless otherwise provided in this contract, the failure or delay by either party to exercise any right under this contract shall not be construed as a waiver of such right, and the exercise of any right shall not preclude the exercise of any other right.

18.6 Revision

Any amendment to the terms of this contract shall be made in writing and shall only be effective upon being signed by the authorized representatives of both parties and affixed with the official seals or contract seals of both parties.

18.7 Fees

Each party shall bear its own costs incurred in the negotiation, preparation and execution of this contract.

18.8 Confidentiality

1. The terms of this contract and all information regarding its signing and performance are confidential and shall not be disclosed to any third party without the prior written consent of the information owner.

2. During the term of the contract, both parties may disclose to each other in writing or by other means information that may be their private property.

3. Notwithstanding the foregoing provisions, the following information shall not be regarded as confidential information and the recipient shall not be under any obligation to keep it confidential:

a. Information that is or becomes publicly known at the time of disclosure or thereafter due to publicity, product inspection or not due to the recipient's negligence or erroneous conduct;

b. Information that was already known or possessed by the recipient prior to receipt;

Information received by the recipient from a third party that is not bound by any confidentiality obligation and where there is no breach of contract; or

d. Information independently developed by the recipient.

4. Unless otherwise stipulated in this Contract, during the term of this Contract and after its termination, both parties shall and shall cause their respective management personnel, employees, agents and affiliates to keep confidential and not disclose to any third party the Confidential Information received or obtained from the Information Owner during the term of this Contract.

5. If Party B is requested or required (in the form of oral questions, inquiries, requests for information or documents, subpoenas, civil investigative demands or similar proceedings) to disclose the Confidential Information, Party B shall immediately notify Party A of such request or requirement so that Party A may prepare for such disclosure.

18.9 Transfer of Rights and Obligations

Party A may exercise or perform its rights and obligations under this contract by itself or through its affiliates, or transfer its rights and obligations under this contract to its affiliates. Without the prior written consent of Party A, Party B shall not exercise or perform its rights and obligations under this contract through its affiliates, or transfer its rights and obligations under this contract to its affiliates.

18.10 Governing Law

This contract shall be governed by and construed in accordance with the laws of the People's Republic of China (excluding Hong Kong, Macao and Taiwan regions).

18.11 Force Majeure

Neither party shall be held responsible for any delay or failure to perform all or part of the terms of this contract resulting from events such as natural disasters, wars, riots, orders and requirements of national or local authorities, or any other events ("force majeure events") that cannot be foreseen, controlled, avoided or overcome by such party.

The affected party shall promptly notify the other party in writing of the situation where it is hindered by the force majeure event and shall send relevant documents or proof to the other party within fifteen (15) days after the occurrence of the force majeure event, stating the occurrence of the force majeure event and its expected duration.

The affected party shall make every reasonable effort to mitigate the consequences of any failure or delay in performing this contract caused by a force majeure event.

When an event of force majeure causes the affected party to delay, be unable to or temporarily unable to perform all or part of the terms of this contract, if such event of force majeure continues for more than ninety (90) days, either party may terminate this contract by giving written notice to the other party.

18.12 Number of Copies of the Contract and Its Effectiveness

This contract is made in triplicate. It shall come into effect upon being signed by the authorized representatives of both parties and affixed with the official seals or contract seals of both parties. Party A shall hold two (2) copies and Party B shall hold one (1) copy. Each copy of this agreement is an original and has the same legal effect.

18.13 Contract Integrity

This contract supersedes all previous oral or written understandings, discussions, arrangements or agreements regarding the relevant matters. The annexes to this contract form an integral part of it and have the same effect as the main body of the contract.

18.14 Full consultation

Each clause in this contract has been explained by Party A one by one and discussed with Party B. Party A has reminded Party B to pay special attention to all the terms regarding its rights and obligations. Party B has also requested Party A to provide corresponding explanations for the above-mentioned terms. Both Party A and Party B have accurately understood the rights, obligations and responsibilities of both parties as stipulated in this contract and confirm and accept all the contents of this contract.

18.15 Handwritten content

In this contract, except for the contents filled in by Party B by hand in the blank spaces or tables as stipulated in the contract terms, any other modifications, supplements, deletions, etc. made by Party B in handwriting shall be invalid, except for those confirmed by the seals of both parties.

[The following text is blank.]

Attachment:

I. Return Policy Agreement (Template)

II. List of Paying Banks

III. Compliance Terms

IV. Promotion Rebate Cooperation Terms

V. Supply Price List

VI. Business Terms

VII. Special Agreement on Channels

[Signature Page]

Party A: Boxi Home Appliances (China) Co., Ltd.	Party B: Dongying Borui Da Trading Co., Ltd.
(Seal) Boxi Home Appliances (China) Co., Ltd.	(Seal) Dongying Borui Da Trading Co., Ltd.

Name of Signatory (print):	Signature (print): Tian Qian

Signature: /s/ Wei Jiahao	Signature: /s/ Tian Qian

Date of Signature:	Date of Signature: 2025.2.21

Name of Signatory (in block letters):	Date of stamping: 2025.2.21

Signature:

Date of Signature:

Name of Signatory (in block letters)

Signature:

Date of stamp: 27 FEB 2025